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Exhibit 12.1

Envestnet, Inc.
Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
(unaudited)
(dollars in thousands)

	Years Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Earnings:
Income before income taxes	$22,507	$5,712	$3,068	$10,580	$907
Add: Fixed charges	4,594	2,989	1,336	1,763	1,387

Income before income taxes and fixed charges	$27,101	$8,701	$4,404	$12,343	$2,294

Fixed Charges:
Interest expensed and capitalized(1)	$1,772	$1,288	$—	$786	$564
Amortized premiums, discounts and capitalized expenses related to indebtedness	326	—	—	—	—
An estimate of the interest within rental expense(2)	2,496	1,701	1,336	977	823

Total fixed charges	$4,594	$2,989	$1,336	$1,763	$1,387

Ratio of earnings to fixed charges	5.90	2.91	3.30	7.00	1.65

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Earnings:
Income before income taxes	$22,507	$5,712	$3,068	$10,580	$907
Add: Fixed charges	4,594	2,989	1,336	1,763	1,649
Subtract: Preferred stock dividends(3)	—	—	—	—	(262)

Income before income taxes and fixed charges	$27,101	$8,701	$4,404	$12,343	$2,294

Fixed Charges:
Interest expensed and capitalized(1)	$1,772	$1,288	$—	$786	$564
Amortized premiums, discounts and capitalized expenses related to indebtedness	326	—	—	—	—
An estimate of the interest within rental expense(2)	2,496	1,701	1,336	977	823
Preferred stock dividends(3)	—	—	—	—	262

Total fixed charges and preferred stock dividends	$4,594	$2,989	$1,336	$1,763	$1,649

Ratio of earnings to combined fixed charges and preferred stock dividends	5.90	2.91	3.30	7.00	1.39

(1)
Amounts presented for the years ended December 31, 2014 and 2013 represent coupon interest, interest and fees related to the credit facility and accretion on contingent consideration.

(2)
Interest is estimated by management to equal one-third of minimum rental payments under operating leases.

(3)
Preferred stock dividends are tax affected at a rate of 37.8% for 2010.

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  Exhibit 12.1
Envestnet, Inc. Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (unaudited) (dollars in thousands)